Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of Loxo Oncology, Inc. of our report dated March 6, 2017 on our audits of the financial statements of Loxo Oncology, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, which report is included in the Annual Report on Form 10-K of Loxo Oncology, Inc. for the year ended December 31, 2016.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP
Roseland, New Jersey
June 12, 2017